Exhibit 99.1

Investor Contact:	Company Contact:
Dennis Walsh, Vice President	Thomas W. Bennet, Jr., CFO
Sharon Merrill	(978) 970-5600
(617) 542-5300	tbennet@trcsolutions.com
trr@investorrelations.com

TRC Announces Third-Quarter Fiscal 2014 Financial Results

Strong Energy Demand Drives 6% Net Service Revenue Growth

Lowell, MA, May 7, 2014 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, announced today financial results for the fiscal three and nine months ended March 28, 2014.

Financial Highlights

	Three Months Ended		Nine Months Ended
	March 28,	March 29,	March 28,	March 29,
(In millions, except per share data)	2014	2013	2014	2013

Net service revenue (1)	$88.1	$83.0	$260.5	$233.5
Insurance recoverables and other income	$5.0	$1.1	$17.6	$3.7
Operating income	$2.5	$3.4	$12.0	$12.4
Federal and state income tax provision (2)	$(1.1)	$(0.2)	$(4.8)	$(0.7)
Net income applicable to TRC Companies, Inc.	$1.4	$3.1	$7.0	$11.5
Diluted earnings per common share (2)	$0.05	$0.10	$0.23	$0.39
Diluted weighted-average common shares outstanding	30.2	29.7	30.1	29.5

(1) The Company believes net service revenue (NSR) best reflects the value of services provided and is the most meaningful indicator of revenue performance.
(2) The three and nine month periods ended March 29, 2013 were impacted by a deferred tax asset valuation allowance, which significantly reduced the effective tax rate.

Comments on the Results

“TRC delivered incremental NSR growth for the third quarter of fiscal 2014, but operating income declined largely due to weather impacts and increased medical benefit costs,” said Chris Vincze Chairman and Chief Executive Officer. “Our 6% NSR increase was driven primarily by strength in the Energy segment.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

“Energy segment NSR and profit grew 19% and 53%, respectively, as utility customers continue to make significant transmission and distribution system improvement investments and as demand continues for our energy efficiency and renewable energy services. Increasing state and federal energy incentives are further expanding the opportunities for TRC to develop and implement programs for customers in the public and private sector. The segment also benefited somewhat from the severe winter conditions in the southern areas of the U.S. which increased demand for our emergency response field services and mitigated the impact of severe weather on segment revenue.

“NSR increased 1% in the Environmental segment, as a steady flow of remediation, pipeline permitting, and power plant decommissioning projects helped to mitigate weather-related impacts on field projects. During the quarter, our strong execution of large projects and lower subcontractor costs contributed to segment profit growth of 7%.

“Infrastructure segment NSR was down 10% due to the severe weather and an unfavorable adjustment to a fixed-price project estimate, both of which contributed to a 49% segment profit decline.

“Operating income declined by $0.9 million from the prior year third quarter due to a number of factors including severe winter weather and increased medical benefit costs. Due to the increased volume of large claims, third quarter expenses for our medical benefit plan were approximately $1.8 million higher than in the same period of the prior year. This increased cost, coupled with the above-mentioned weather impacts, negatively impacted operating income by an estimated $2.2 million.

“Income taxes were $0.8 million higher than the prior year quarter due to the reversal of a portion of the valuation allowance we maintained against our net deferred tax assets in the prior year, resulting in an increase in the effective tax rate from 7% to 43% and a corresponding reduction in net income.

Business Outlook

“TRC is well-positioned in markets with significant opportunity for growth. NSR backlog grew 5% sequentially, indicating a stable marketplace. Proposal activity is increasing, and we are winning more projects in all three segments. Our healthy balance sheet enables TRC to execute our balanced profitable growth strategy,” concluded Vincze.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

Conference Call Information

TRC will broadcast its financial results conference call today, May 7, 2014 at 9 a.m. ET. To listen to the live webcast and access the accompanying presentation slides, visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. A webcast replay will be available on the Company’s website for approximately one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter and StockTwits at @TRC_Companies and on LinkedIn.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of TRC’s operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Gross revenue	$120,836	$109,806	$350,002	$322,562
Less subcontractor costs and other direct reimbursable charges	32,755	26,762	89,538	89,048
Net service revenue	88,081	83,044	260,464	233,514
Interest income from contractual arrangements	73	58	26	186
Insurance recoverables and other income	5,008	1,068	17,613	3,725
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	80,127	70,446	234,914	198,696
General and administrative expenses	8,363	8,096	24,642	20,965
Provision for doubtful accounts	—	408	—	408
Depreciation and amortization	2,161	1,828	6,587	4,959
Total operating costs and expenses	90,651	80,778	266,143	225,028
Operating income	2,511	3,392	11,960	12,397
Interest expense	(22)	(78)	(152)	(270)
Income from operations before taxes	2,489	3,314	11,808	12,127
Federal and state income tax provision	(1,060)	(231)	(4,830)	(680)
Net income	1,429	3,083	6,978	11,447
Net loss applicable to noncontrolling interest	2	18	36	49
Net income applicable to TRC Companies, Inc.	$1,431	$3,101	$7,014	$11,496

Basic earnings per common share	$0.05	$0.11	$0.24	$0.40
Diluted earnings per common share	$0.05	$0.10	$0.23	$0.39

Weighted-average common shares outstanding:
Basic	29,691	28,998	29,549	28,778
Diluted	30,166	29,654	30,088	29,547

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	March 28, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$11,401	$18,136
Accounts receivable, less allowance for doubtful accounts	123,491	109,320
Insurance recoverable - environmental remediation	42,091	26,305
Restricted investments	4,135	5,582
Deferred income tax assets	11,917	12,518
Income taxes refundable	3,987	1,444
Prepaid expenses and other current assets	17,742	12,045
Total current assets	214,764	185,350
Property and equipment	60,391	57,005
Less accumulated depreciation and amortization	(47,045)	(43,171)
Property and equipment, net	13,346	13,834
Goodwill	31,679	28,797
Investments in and advances to unconsolidated affiliates and construction joint ventures	117	113
Long-term deferred income tax assets	5,098	6,601
Long-term restricted investments	24,055	27,580
Long-term prepaid insurance	29,235	31,497
Other assets	14,269	13,992
Total assets	$332,563	$307,764
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,533	$4,745
Current portion of capital lease obligations	565	568
Accounts payable	29,325	32,238
Accrued compensation and benefits	37,691	34,040
Deferred revenue	13,334	20,094
Environmental remediation liabilities	136	291
Other accrued liabilities	49,705	31,737
Total current liabilities	132,289	123,713
Non-current liabilities:
Long-term debt, net of current portion	134	568
Capital lease obligations, net of current portion	322	789
Income taxes payable and deferred income tax liabilities	1,063	310
Deferred revenue	73,392	68,514
Environmental remediation liabilities	6,329	6,973
Total liabilities	213,529	200,867
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 29,713,545 and 29,710,063 shares issued and outstanding, respectively, at March 28, 2014, and 29,053,301 and 29,049,819 shares issued and outstanding, respectively, at June 30, 2013	2,971	2,905
Additional paid-in capital	186,929	181,874
Accumulated deficit	(70,391)	(77,405)
Accumulated other comprehensive loss	(71)	(109)
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	119,405	107,232
Noncontrolling interest	(371)	(335)
Total equity	119,034	106,897
Total liabilities and equity	$332,563	$307,764

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995